Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact William F. Oplinger (212) 836-2674	Media Contact Kevin Lowery (412) 553-1424

Alcoa to Acquire Minority Interests in South American Operations

Pittsburgh, PA - May 5, 2003—Alcoa announced today that it had reached an agreement in principle with Camargo Correa Group (“Camargo Group”) to acquire their 40.9% shareholding in Alcoa’s South American operations, which they have held since 1984. Alcoa will issue to the Camargo Group $410 million of Alcoa common stock, which equates to approximately 18 million shares, in exchange for the Camargo Group’s holdings. Additional consideration tied to future performance of the acquired entities over the next five years could apply, but would be limited by any appreciation in Alcoa’s stock price.

This shareholding in Alcoa’s South American operations includes Alcoa businesses in Brazil, Argentina, Chile, Uruguay, Peru, Colombia, and Venezuela. The largest subsidiary in the group is Alcoa Aluminio S.A. (“Aluminio”), headquartered in São Paulo, Brazil. Aluminio operates mining, refining, smelting and fabrication facilities at various locations in Brazil. Additional businesses involved in the acquisition are closures, PET, extrusions, flat rolled products, flexible packaging, and hydroelectric concessions and generation.

“Alcoa’s South American operations have been strong financial performers over the past two decades. This acquisition allows us to build on that strength in Latin America and better integrate it with our global businesses, helping us to accelerate transfers of technology and best practices,” said Alcoa Chairman and CEO Alain Belda. “The partnership with the Camargo Group has been strong and mutually beneficial. We will continue to work closely with them on the development of hydroelectric assets and other activities in Brazil and elsewhere in South America,” he said.

Alcoa expects the acquisition to be accretive to earnings within the first 12 months. The transaction is expected to be completed by the end of the third quarter of 2003.

The Camargo Group is a leading contractor and industrial conglomerate based in Brazil. It was founded in 1939 and has grown into the largest construction company in the country. It is a major investor in Brazil privatized infrastructure as well as investments in cement, textiles, and real estate. The address of the Camargo Group website is: www.camargocorrea.com.br.

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses as a single solution to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® aluminum foil, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, precision castings, and electrical distribution systems for cars and trucks. The company has 127,000 employees in 40 countries. The address of the company’s website is: www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk that estimated cost savings from the Alcoa Business System will not be reflected in earnings, changes in competitive or commercial factors in the countries and markets in which the South American subsidiaries participate, fluctuations in foreign exchange rates and other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2002 and other reports filed with the Securities and Exchange Commission.

This release does not constitute an offer of any securities for sale.